EXHIBIT 10.13

LICENSE AGREEMENT

October 15, 2004

This License Agreement (“Agreement”) is made as of this 15th day of October 2004

(the “Effective Date”) by and between:

Kenneth R. Code individually, and IOWC, a Canadian Corporation owned by Ken Code, and

BioLargo Technologies,

Inc., or IOWC’s assigns, with its principal office at

1780 Glastonbury Blvd., NW, Unit 4, Edmonton, Alberta T5T6P9 Canada

(collectively “IOWC”)

Licensor and primary researcher and developer

And

Craig Sundheimer, individually, with his primary residence at

6235 Paseo Colina, Carlsbad, CA USA 92009; and

Lloyd M. Jarvis, individually, with his primary residence at

4241 Pierson Dr. Huntington Beach, CA USA 92649

and BioLargo, LLC, a to-be-formed California corporation (or other similarly named LLC),

with its principal office at 4241 Pierson Dr.

Huntington Beach, CA USA 92649

(collectively “BioLargo”)

Licensee and primary commercializing entity as defined herein

Recognized as

Together, the (“Parties”) and each individually, a (“Party”)

WITNESSETH

WHEREAS IOWC intends to license the rights to BioLargo to use and sub-license certain patents and other technology as defined below (“Technology”) including the right to make, have made, and sell products covered by the Technology (“Product”), and,

WHEREAS such rights are in effect for a “Term”, are limited to a “Territory”, and further limited to certain “Fields”, and may be exclusive or non-exclusive, and subject to certain sales expectations “Sales Performance Requirements”, all as defined below (collectively “Rights”), and

WHEREAS Lloyd M. Jarvis and Craig Sundheimer intend to form a company, BioLargo, LLC, soon after the execution of this Agreement, and to assign the Rights thereto, and,

WHEREAS BioLargo intends to commercialize that Technology subject to its Rights to do so, and hopes to, but is not obligated to achieve the Sales Goals outlined in Exhibit A, and,

WHEREAS BioLargo intends to compensate IOWC for the Rights by paying royalties to IOWC (“Royalties”), and granting IOWC an equity position in BioLargo (“IOWC Equity Position”), and

WHEREAS IOWC intends to facilitate BioLargo’s commercialization of the Technology by providing BioLargo with a line of credit (“BioLargo Loan”), which BioLargo will repay, and by providing support services to BioLargo (“Support Services”).

NOW THEREFORE, in consideration of the mutual obligations and promises as set forth herein, the parties do hereby agree as follows:

1. Product and Technology

a. The Product is defined as:

i. An absorptive or super-absorptive pad, sheet, wipe or towel, either finished with a cover stock or unfinished, in many different shapes, sizes and thicknesses.

ii. Product may include a disinfectant, such as the Potassium Iodide and Copper Sulfate formulae, or other chemical additives, such as bicarbonate.

iii. Product may also contain micro-spheres, powder or beads to enhance absorbency, called super-absorbents.

iv. Product is usually constructed of nonwoven fibers (natural, wood pulp, polymeric, or other), but may be comprised of knitted or other types of textiles, which fibers may also be treated to enhance absorbency.

b. The Technology is defined as including:

i. US Patents # 6,146,725 and 6,328,929

ii. Invention disclosures and filings as they relate to the Product, including the sustained release technology for the disinfectant component.

iii. Potassium Iodide and Copper Sulfate formulae, their ratios, etc. and methods of sourcing and producing them.

iv. Composition and sources of the various super-absorbent components that have been, or may be, incorporated into the Product.

v. All manufacturing specifications, testing protocols and methodologies sufficient to enable BioLargo to make or have made Product, and to perform the required QC and QA on the Product.

c. IOWC represents and warrants that it owns the Technology and has the authority and the right to license the Technology, and shall indemnify BioLargo of any actions against IOWC that claim otherwise.

d. All improvements to the Technology, whatsoever, are the property of IOWC, and will be made available to BioLargo on a right of first refusal basis, and subject to a formula for recovery of IOWC R&D expenses appertaining to the improvements which shall be agreed among the parties, which agreement will not be unduly withheld by IOWC; see 1(h).

e. All improvements shall have a test marketing period of no more than 24 months during which time no royalties are due or cumulative to either party, and which marketing expenses shall be borne by either party or both subject to their agreement at the time; upon declaration by IOWC, exclusively, the improvement shall be declared in writing to be commercially viable and offered for licensing, to include for the obligations of both parties under this agreement, and additive to the performance requirements herein by both parties., or in the event of refusal of its first right by BioLargo, the execution of a license agreement between IOWC and a third party without recourse by BioLargo

f. IOWC shall, at its expense, be required to maintain all issued patents in good standing, to diligently pursue the filing of additional patents related to the Technology, and to aggressively prosecute parties in infringement of the Technology, and to defend any challenges to the Technology’s validity or relevance if such a challenge relates to a claim made by IOWC.

g. If IOWC, or its assigns, fail to maintain its patents and Technology, or to defend them, BioLargo shall have the right to maintain and defend the patents and Technology.

h. IOWC shall provide R&D services to BioLargo on a project by project basis at BioLargo’s expense, and shall provide BioLargo with Most-Favored-Nation rates for these projects.

i. IOWC shall use its best efforts to ensure that this Agreement survives intact and in force through any transfer of the Technology to any other entity, including, but not limited to, voting its shares to uphold this Agreement and to preserve the Rights granted to BioLargo.

j. BioLargo shall have the right to file for additional patents to protect and extend its Rights granted under this Agreement

2. Rights to the Technology granted to BioLargo by IOWC

a. The Rights will be granted to Lloyd M. Jarvis and Craig Sundheimer jointly upon execution of this Agreement, and then will be assigned to BioLargo, LLC (or other named entity if BioLargo, LLC cannot be used as a corporate name).

b. This general assignment shall be completed on or before December 31, 2004.

c. The Rights are in effect for a Term of 5 years from the Effective Date of this agreement, and renewable at the option of BioLargo for an additional term of 5 years.

d. The Rights are further limited to the Territory, which is the territory of the United States of America, and its protectorates.

e. The Rights are further limited to the Fields as follows:

i. Food Industry – BioLargo has no rights whatsoever.

ii. Armed Forces Wound Dressings—BioLargo has no rights whatsoever.

iii. Automotive Industry—BioLargo has no rights whatsoever.

iv. Hazardous Material Shipping and Transportation – BioLargo has exclusive rights.

v. Medical, Healthcare, Laboratory, Life Sciences, Home Care, Self Care, Emergency Services, Homeland Security and Veterinary – BioLargo has exclusive rights.

vi. All Other Fields – BioLargo and IOWC share co-exclusive rights, with rights to sublicense subject to the approval of the other.

f. The Exclusive rights granted in the Fields outlined in this section shall be further subject to the following Sales Performance Requirements, which if not met in two successive periods, may result, at the option of IOWC, in the downgrading of those Exclusive rights to Non-exclusive rights:

Period	Sales Performance Requirements		Measured by
	Period Sales	Cumulative Sales
Effective Date to Month 6	$250,000	$250,000	End of Period
Months 7-12	$500,000	$750,000	End of Period
Months 13-18	$1,000,000	$1,750,000	Annualized Monthly Run Rate
Months 19-24	$1,500,000	$3,250,000	Annualized Monthly Run Rate
Year 3	$3,000,000	$6,250,000	Annualized Quarterly Run Rate
Year 4	$5,000,000	$11,250,000	Annualized Quarterly Run Rate

i. The Period clock shall begin on January 1, 2005.

ii. Sales Performance Requirements may be met for each Period by achieving the sales as outlined above for either Period Sales or the Cumulative Sales up to and including that Period.

iii. Run rates shall be calculated according to standard regression analysis methods.

g. BioLargo grants IOWC, on a royalty-exempt basis, the right to manufacture Product in the Territory for sale outside of the Territory for all time. If any Product subject to this agreement and manufactured under this royalty exemption is found to be sold in the Territory and in the exclusive Fields, then royalties to BioLargo shall become due an payable to BioLargo, originating from the offending party; IOWC shall assist BioLargo in the recovery of these amounts.

h. IOWC, or its assigns, shall use its best efforts to enforce the exclusivity of the Rights granted under this Agreement against sales of infringing Product distributed by its other licensees. If such cross border sales, either of IOWC licensees’ Product into the Territory, or of BioLargo’s Product outside of the Territory, are difficult or impossible to prevent, IOWC shall use its best efforts to mediate an equitable sharing of profits between the licensees.

3. Royalties

a. On BioLargo’s first shipment of 8x8 blood transportation pads to BSI, IOWC shall receive 18% of the Contribution Margin, as defined in this section.

b. No Royalties will be owed by BioLargo to IOWC until BioLargo’s cumulative sales exceed $1,000,000 over and above the amount of the first BSI shipment.

c. However, notwithstanding the above and beginning on the Effective date, an advance payment of $4000 per month shall be due to IOWC (“Advance Payment”). A ledger shall be maintained (“the Ledger”) showing the Advance Payments as negative entries and any Royalties paid as positive entries. Any negative balance may be used as an offset against any Royalties owed, or against any project expenses owed to IOWC for its Support Services, and the Ledger adjusted accordingly. Any positive balance may be used to offset against any Advance Payment owed. The first Advance Payment shall be made to IOWC no later than 14 days after the Effective Date.

d. On BioLargo’s cumulative sales between $1,000,000 and $6,000,000, a royalty as a percent of Contribution Margin will be paid by BioLargo to IOWC in accordance with the following:

i. 18% of Contribution Margin for sales of Product covered by issued patents in exclusive Fields.

ii. 9% of Contribution Margin for sales of Product covered by issued patents in non-exclusive or co-exclusive Fields.

iii. 9% of Contribution Margin for sales of Product utilizing the Technology, but not covered by issued patents in any Field.

e. On cumulative sales in excess of $6,000,000, a royalty as a % of Contribution Margin will be paid by BioLargo to IOWC in accordance with the following:

i. 10% of Contribution Margin for sales of Product covered by issued patents in exclusive Fields.

ii. 5% of Contribution Margin for sales of Product covered by issued patents in non-exclusive or co-exclusive Fields.

iii. 5% of Contribution Margin for sales of Product utilizing the Technology, but not covered by issued patents in any Field.

f. Contribution Margin shall mean Total Sales Less Cost of Goods Sold

i. Sales shall be net sales of Product, less any returns, and shall be based on paid invoices.

ii. Cost of Goods Sold shall include the cost of production of Product, including the costs of the raw feed stock, and converting processes; quality assurance and quality control; and freight costs.

g. Royalties shall be paid monthly within 15 days of the month’s close.

4. IOWC Equity Position:

a. IOWC shall receive a 20% non-diluted interest in BioLargo.

b. IOWC shall have first right of negotiation for all future investments into BioLargo and to acquire BioLargo. BioLargo shall promptly notify IOWC of the receipt of a bona fide offer from a third party to invest in or acquire BioLargo, and IOWC shall thereafter have 30 days from the date of that notification to submit its own bona fide offer exceeding the value of the offer in hand, at which time this right expires. Thereafter all parties are free to negotiate, and BioLargo shall have the sole right to decide upon the offer it feels is the best.

c. IOWC shall include Lloyd M. Jarvis and Craig Sundheimer, and other senior BioLargo executives if any, in future ESOP offerings of any companies it forms.

5. BioLargo Loan

a. IOWC represents and warrants that it fully intends to make a line of credit available to BioLargo.

b. IOWC shall provide, as soon as it is able, a line of credit of $200,000 to BioLargo. It shall bear an interest rate of .83% per month on the average outstanding balance that month.

c. The first year’s cumulative interest is payable 12 months after receipt of the loan. The second year’s interest will be paid at the end of each quarter.

d. The line of credit shall remain available to BioLargo for 24 months from date the line of credit is established.

e. BioLargo shall have the option to convert, on a pro rata basis, the outstanding balance of the BioLargo Loan principle and interest to a grant of BioLargo equity to IOWC, based on the following formula: balance of the loan divided by $200,000 times 20% of BioLargo stock.

f. If BioLargo defaults on the BioLargo Loan obligations, IOWC shall be granted 31% of BioLargo stock, which in addition to its original 20%, will deliver control of BioLargo to IOWC.

g. A separate BioLargo Loan Agreement, embodying the key terms outlined in this section, and providing for prompt establishment of the line of credit, will be drawn up no later than the date that IOWC receives cumulative external funding of $2,000,000 for its various ventures.

6. Support Services

a. At BioLargo’s request, and on a project by project basis, IOWC shall provide, at BioLargo’s expense, technical advice, process design, QA/QC, and oversight for manufacturing runs of Product that, in BioLargo’s judgment require IOWC’s expertise. These project expenses may be reduced by credits, if available, from the Ledger, as provided above.

b. IOWC shall provide to BioLargo all existing and on-going marketing materials and collateral information as they are or arise.

c. IOWC shall provide access to, or a copy of its website content, so that BioLargo can selectively incorporate that material into its own website. IOWC shall also dedicate a portion of its website to BioLargo, and provide appropriate links to BioLargo’s website, at no charge to BioLargo.

7. Miscellaneous

a. NON COMPETE: For the term of the License, IOWC and its assigns, affiliates, subsidiaries, parent agents and licensees, shall not compete with BioLargo with Product in BioLargo’s Territory and BioLargo’s exclusive Fields. Competition shall mean, for the purposes of this Agreement, the sale of any Product anywhere in the world that may be purchased by a customer for use in the Territory that might otherwise reasonably be a purchaser of BioLargo Product in the Field and in the Territory, regardless of price, value proposition or functional advantages.

b. CONFIDENTIALITY: The Confidentiality Agreement governing the parties is attached in Exhibit B, executed by the Parties on October 1st, 2004, and shall be incorporated into the binding terms of this Agreement.

c. FORCE MAJEURE: If the performance by either party of any of its obligations under this Agreement shall be prevented by circumstances beyond its reasonable control which could not have been avoided by the exercise of reasonable diligence, then such party shall be excused from the performance of that obligation for the duration of the event. The affected party shall promptly notify the other party in writing should such circumstances arise, give an indication of the likely extent and duration thereof, and shall use commercially reasonable efforts to resume performance of its obligations as soon as practicable.

d. NOTICES: Any notice required to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, by personal delivery, registered U.S. mail or overnight courier, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon the date of receipt.

i. If to IOWC: Kenneth R. Code

1780 Glastonbury Blvd. MW Unit 4

Edmonton, AB, Canada T5T6P9

780-482-2753

ii. If to BioLargo: Craig Sundheimer

6235 Paseo Colina

Carlsbad, CA 92009

760-431-2070

e. APPLICABLE LAW/COMPLIANCE: This Agreement shall be governed by and construed in accordance with the laws of the State of California. Each party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any federal, state or other governmental authority. Jurisdiction and venue for any dispute arising out of this Agreement shall be in Orange County, CA and the Parties hereby irrevocably consent to the personal jurisdiction of such courts.

f. ENTIRE AGREEMENT: This Agreement and the attachments (Exhibits) contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

g. COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

h. SEVERABILITY/HEADINGS: If any provision of this Agreement is deemed unenforceable, the remainder of the Agreement will not be affected and, if appropriate, the parties will attempt to replace the unenforceable provision with a new provision that, to the extent possible, reflects the parties’ original intent. The captions and headings used in this Agreement are for reference only and are not to be construed in any way as terms or used to interpret the provisions of this Agreement.

i. ASSIGNMENT: Both parties anticipate the assignment of this Agreement – BioLargo to BioLargo, LLC or other such named entity, and IOWC to a Newco in formation and in the process of raising funds. Either party may assign this Agreement, with prompt notification of, but without written approval of the other, provided that all of the terms of this Agreement are held to be in force through-out the assignment, and that such terms of this Agreement shall be honored under penalty of law by the assignee, and provided that such party hereby guarantees the performance by such assignees and affiliates.

j. DISPUTE RESOLUTION: The parties hereto shall attempt to settle any dispute arising out of or relating to this Agreement in an amicable way. Any controversy, claim or right of termination for cause which may arise under, out of, in connection with, or relating to this Agreement, or any breach thereof, shall be settled according to binding arbitration dispute resolution in Orange County, CA.

k. INDEPENDENT CONTRACTOR: It is understood that both parties hereto are independent contractors and engage in the operation of their own respective businesses and neither party hereto is to be considered the agent of the other party for any purpose whatsoever and neither party has any authority to enter into any contract or assume any obligation for the other party or to make any warranty or representation on behalf of the other party. Each party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one party shall not be deemed to be employees, servants and agents of the other party for any purpose whatsoever.

l. PUBLIC ANNOUNCEMENT: IOWC shall make known to its business contacts in the Territory that BioLargo, and in particular, Craig Sundheimer and Lloyd M. Jarvis, are the licensees of the Technology and will be commercializing, and are authorized to, commercialize, the Product. IOWC shall provide any and all reasonably requested statements or testimonies to that effect.

i. Neither party shall use the name of the other party, its officers, the other party’s employees and agents for purposes of any public commercial activity without the other party’s prior written consent, except where the name of the other party must be disclosed as a matter of law. Should either party be required by law to make a disclosure, the disclosing party shall submit a copy of the proposed disclosure to the other party for review. The non-disclosing party shall have three (3) weeks to review and comment on the content of such disclosure.

ii. The disclosing party, subject to legal requirements, shall use all reasonable efforts to accommodate the non-disclosing party’s comments. For non-routine matters like an emergency, special circumstance, or other situation where the law compels a disclosure in less than three (3) week’s time, the non-disclosing party agrees to use commercially reasonable efforts to provide its review and comment in order to meet the disclosing party’s timetable.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Signed	/s/ Kenneth R. Code	Signed	/s/ Craig Sundheimer
Kenneth R. Code, Individually		Craig Sundheimer, Individually and as
1780 Glastonbury Blvd. MW Unit 4		Managing Partner of BioLargo, LLC
Edmonton, AB, Canada T5T6P9		6235 Paseo Colina
780-482-2753		Carlsbad, CA USA 92009
Date: October 15, 2004		760-431-2070
Date : October 15, 2004

Signed	/s/ Kenneth R. Code	Signed	/s/ Lloyd M. Jarvis
Kenneth R. Code,		Lloyd M. Jarvis, Individually, and as
President and CEO of IOWC		Managing Partner of BioLargo, LLC
4241 Pierson Dr.
Date: October 15, 2004		Huntington Beach, CA USA 92649
714-840-4223
Date : October 15, 2004

Exhibit A

Period	Sales Forecast
Effective Date to Month 6	$1,000,000
Months 7-12	$2,100,000
Months 13-18	$3,500,000
Months 19-24	$5,700,000
Year 3	$24,200,000
Year 4	$68,000,000

Exhibit B

MUTUAL NONDISCLOSURE AGREEMENT

This MUTUAL NONDISCLOSURE AGREEMENT (“Agreement”) is made effective as of October 1, 2004 by and between three (3) parties (collectively “the Parties”, and individually “each Party”):

1) KENNETH R. CODE, residing at 1780 Glastonbury Blvd. MW Unit 4, Edmonton, AB, Canada T5T6P9; Contact Phone: 780-482-2753

2) LLOYD M. JARVIS, residing at 4241 Pierson Dr., Huntington Beach, CA, USA 92649; Contact Phone: 714-840-4223

3) CRAIG SUNDHEIMER, residing at 6235 Paseo Colina, Carlsbad CA 92009, USA; Contact Phone: 760-431-2070.

to assure the protection and preservation of the confidential and/or proprietary nature of information to be disclosed or made available between the Parties in connection with certain negotiations or discussions in contemplation of developing a License Agreement and pursuing the commercialization of the licensed technology and products, and the furtherance of a business and scientific relationship between the Parties.

WHEREAS, in order to pursue these negotiations or discussions, the Parties have agreed to mutual disclosures of certain data and other information which are of a proprietary and confidential nature (as defined in paragraph 1 below and referred to herein as “Confidential Information”).

NOW, THEREFORE, in reliance upon and in consideration of the following undertakings, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties to this Agreement hereby agree as follows:

1. Subject to the limitations set forth in Paragraph 2, Confidential Information shall mean any information, process, technique, instrumentation or tooling, software, chemical formula or composition, super-absorbent composition or method of application or sourcing or production, test data, QA/QC testing protocols, any research project or clinical investigation, invention disclosures or technology improvements, work in process, development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to the disclosing party, its present or future products, suppliers, customers, employees, investors, or business, or the existence or content of this Agreement, or the Key Terms Agreement between these same Parties, and executed contemporaneously with this Agreement.

2. The term “Confidential Information” shall not be deemed to include information which, to the extent that the recipient can establish by competent written evidence:

a. at the time of disclosure is in the public domain;

b. after disclosure, becomes part of the public domain by publication or otherwise, except by (i) breach of this Agreement by the recipient or (ii) disclosure by any person or affiliate company to whom Confidential Information was disclosed under this Agreement;

c. was (i) in recipient’s possession in documentary form at the time of disclosure by the disclosing party or (ii) independently developed by or for recipient by people who had no knowledge of or access to the Confidential Information;

d. recipient received from a third party who had the lawful right to disclose the Confidential Information and who did not obtain the Confidential Information either directly or indirectly from the disclosing party; or

e. is required by law, regulation or court order to be disclosed. In the event that Confidential Information is required to be disclosed pursuant to subsection (e), the party required to make such disclosure shall notify the other party to allow that other party to use the exclusions or exemptions that are available to the other party under such law, regulation or court order.

For the purpose of this Paragraph, Confidential Information received by any Party hereunder shall not be deemed to fall within any of the foregoing exceptions merely because it is embraced by general information within any such exception(s). In addition, any combination of features received as Confidential Information by any Party hereunder, shall not be deemed to fall within any of the foregoing exceptions merely because individual features are separately within any such exception(s), but only if the combination itself, and its principle(s) of operation, is within such exception(s).

3. Each party shall maintain in trust and confidence and not disclose to any third party or use for any unauthorized purpose any Confidential Information received from the other party. Each party may use such Confidential Information only to the extent required for the purposes described herein. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including, without limitation, the export control laws of the United States. No other rights or licenses to trademarks, inventions, copyrights, or patents are implied or granted under this Agreement and no Confidential Information disclosed by any Party will be used by the other party to file a patent application.

4. Confidential Information supplied shall not be reproduced in any form, except as required to continue discussions or to accomplish the purposes described herein.

5. The responsibilities of the Parties are limited to using their reasonable and best efforts to protect the Confidential Information from unauthorized use or disclosure. The Parties shall advise their employees or agents who might have access to such Confidential Information of the confidential nature thereof. No Confidential Information shall be disclosed to any officer, employee or agent of any Party who does not have a need to know such information for the purposes described herein and who is not bound by a written agreement with that party to maintain Confidential Information in confidence.

6. All Confidential Information (including copies thereof) shall remain the property of the disclosing party, and shall be returned to the disclosing party after the recipient’s need for it to accomplish the purposes of this Agreement has expired, or within twenty (20) days of a written request by the disclosing party. However, the recipient may retain one complete copy of the Confidential Information in a secure location for recipient’s archival purposes to assure compliance with this Agreement.

7. This Agreement may be terminated at any time upon ten (10) days written notice to the other party, and, unless sooner terminated, shall automatically terminate twelve (12) months from the effective date hereof. The termination of this Agreement shall not relieve any Party of the obligations imposed by this Agreement with respect to Confidential Information disclosed prior to the effective date of such termination and the provisions hereof shall survive for a period of five (5) years from the date hereof, or such time as the substance of the disclosure has entered the public domain through no fault or negligence on the part of recipient, or until permission is specifically granted in writing to the recipient by the disclosing party to release or make use of the Information otherwise than as stated herein. The undertakings herein shall be binding upon the Parties and their respective affiliates, parents, subsidiaries or successors.

8. This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and to be performed in California. Jurisdiction and venue for any dispute arising out of this Agreement shall be in the county of Orange, California and hereby irrevocably consent to the personal jurisdiction of such courts.

9. No Party shall reveal the fact that Confidential Information has been disclosed pursuant to this Agreement, nor that any Party is conducting, or has conducted, discussions or negotiations in contemplation or furtherance of a business relationship. It is understood that disclosure pursuant to this Agreement is not a public disclosure or sale or offer for sale of any product, but is made for the limited purposes relating to potential joint business activities stated herein.

10. This Agreement contains the entire agreement of the Parties with respect to the confidentiality and nondisclosure of the Information, and shall supersede any and all prior agreements and understanding relating thereto. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement. No change, modification alteration or addition of or to any provision of this Agreement shall be binding unless in writing and executed by or on behalf of the Parties by a duly authorized representative. Neither this Agreement nor the disclosure of any Confidential Information pursuant to this Agreement by any party shall restrict such party from disclosing any of its Confidential Information to any third party.

11. Each party hereby acknowledges and agrees that in the event of any breach of this Agreement, including, without limitation, the actual or threatened disclosure of a disclosing party’s Confidential Information without the prior express written consent of the disclosing party, the disclosing party will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each party hereby agrees that the other party shall be entitled to specific performance of recipient’s obligations under this Agreement, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.

12. This Agreement supercedes and replaces the BioLargo USA, Inc. Confidentiality, Non- Compete, and Non-Disclosure Agreement dated June 30, 2004 executed by Lloyd M. Jarvis and Craig Sundheimer, and Victor E. Penan, who was not duly authorized to execute same agreement on behalf of BioLargo USA, Inc. Such agreement is null and void, and no terms shall survive it.

IN WITNESS WHEREOF, the Parties have by duly authorized persons, executed this Agreement, effective as of the date first above written.

Signed	/s/ Kenneth R. Code	Signed	/s/ Craig Sundheimer
Kenneth R. Code		Craig Sundheimer,
1780 Glastonbury Blvd. MW Unit 4		6235 Paseo Colina
Edmonton, AB, Canada T5T6P9		Carlsbad, CA U 1/8SA 92009
780-482-2753		760-431-2070
Date: October 1, 2004		Date : October 1, 2004

Signed	/s/ Kenneth R. Code	Signed	/s/ Lloyd M. Jarvis
Kenneth R. Code,		Lloyd M. Jarvis
Vice Chairman of BioLargo Technologies, Inc.		4241 Pierson Dr.
President and CEO of IOWC		Huntington Beach, CA USA 92649
780-482-2753		714-840-4223
Date: October 1, 2004		Date : October 1, 2004